                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         LEGGETT & PLATT, INCORPORATED
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                 [LETTERHEAD OF LEGGETT & PLATT, INCORPORATED]

                                                                   April 1, 1996

Dear Shareholder:

  The Board of Directors cordially invites you to attend the Annual Meeting of Shareholders of Leggett & Platt, Incorporated on Wednesday, May 15, 1996, at 10:00 a.m., local time, at the Company's Cornell Conference Center, No. 1-- Leggett Road, Carthage, Missouri.

  The enclosed Proxy Statement contains two proposals from your Board of
Directors: the election of Directors and the ratification of the Board's selection of Price Waterhouse as the Company's independent accountants for 1996. The Proxy Statement also contains a shareholder proposal which is described in the Proxy Statement.

  I urge you to vote your proxy FOR each of the Board proposals.

  The Board recommends that you vote AGAINST the shareholder proposal.

  We hope you will attend the Annual Meeting. Whether or not you expect to attend, please sign and return the enclosed proxy card now so your shares will be represented at the meeting. If you attend the meeting, you will be entitled to vote in person.

                                 Sincerely yours,

                                 LEGGETT & PLATT, INCORPORATED

                                 [SIGNATURE OF:]
                                 Harry M. Cornell, Jr.
                                 Chairman of the Board
                                 and Chief Executive Officer

                         LEGGETT & PLATT, INCORPORATED

                              NO. 1--LEGGETT ROAD
                           CARTHAGE, MISSOURI 64836

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                     TO BE HELD ON WEDNESDAY, MAY 15, 1996

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Leggett & Platt, Incorporated (the "Company") will be held at the Company's Cornell Conference Center, No. 1--Leggett Road, Carthage, Missouri, on Wednesday, May 15, 1996 at 10:00 a.m., local time:

  1. To elect eleven (11) Directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

  2. To ratify the selection of Price Waterhouse as the Company's independent accountants for the year ending December 31, 1996;

  3. To act upon a proposal submitted by some Company shareholders which would require the Company to prepare a report describing the Company's programs, progress and future plans concerning environmental matters; and

  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The close of business on March 13, 1996 has been fixed for determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment thereof, and only shareholders of record on March 13 are so entitled.

  An Annual Report outlining the Company's operations during the fiscal year ended December 31, 1995 accompanies this Notice of Annual Meeting of Shareholders and Proxy Statement.

  WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED, POSTAGE-PAID ENVELOPE. If you attend the Annual Meeting, you will be entitled to vote in person.

                                          By Order of the Board of Directors

                                          Ernest C. Jett
                                          Secretary

Carthage, Missouri
April 1, 1996

                         LEGGETT & PLATT, INCORPORATED

                              NO. 1--LEGGETT ROAD
                           CARTHAGE, MISSOURI 64836

                         ANNUAL MEETING--MAY 15, 1996

                                PROXY STATEMENT

  Leggett & Platt, Incorporated (the "Company") will hold its 1996 Annual Meeting of Shareholders on Wednesday, May 15, 1996 in Carthage, Missouri. At the meeting shareholders will elect eleven (11) Directors, vote on the ratification of Price Waterhouse as the Company's independent accountants for 1996, and vote on one shareholder proposal.

  We wish that all of our shareholders could attend the meeting and vote in person. However, since this is not possible, the Board of Directors is soliciting your proxy so that you will be represented and can vote at the meeting.

  This Proxy Statement and the enclosed Annual Report contain information about the meeting, the Company, the Company's independent accountants, and the Company's Directors and Executive Officers. We hope this Proxy Statement is useful to you in completing your proxy and helps you better understand your Company.

  PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE, whether or not you intend to attend the Annual Meeting.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
INFORMATION ABOUT THE MEETING AND VOTING...................................   1
PROPOSAL ONE--ELECTION OF DIRECTORS........................................   2
PROPOSAL TWO--RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS.........   3
INFORMATION TO ASSIST IN EVALUATING BOARD PROPOSALS........................   4
  Leggett & Platt, Incorporated Common Stock Performance Graph.............   4
  Compensation Committee Report on Executive Compensation..................   5
  Executive Compensation and Related Matters...............................   8
  Ownership of Common Stock................................................  12
SHAREHOLDER PROPOSAL.......................................................  13
COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934.......  15
FINANCIAL DATA.............................................................  15
1997 SHAREHOLDER PROPOSALS.................................................  15
OTHER MATTERS..............................................................  15

                   INFORMATION ABOUT THE MEETING AND VOTING

  This Proxy Statement is furnished to shareholders of Leggett & Platt, Incorporated (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors (the "Board") to be voted at the Annual Meeting of Shareholders of the Company on May 15, 1996 and any adjournment thereof. The Board solicits your proxy on the form enclosed.

  The approximate date on which this Proxy Statement and the enclosed form of proxy are first being sent to shareholders is April 1, 1996.

RIGHT TO REVOKE PROXY

  Any shareholder giving the enclosed proxy can revoke it by (i) providing written notice of revocation to the Company at or prior to the Annual Meeting,
(ii) executing a proxy bearing a later date or (iii) attending the Annual Meeting and voting in person. Unless the persons named in the proxy are prevented by circumstances beyond their control from acting, the proxy will be voted at the meeting and at any adjournment in the manner specified in the proxy.

BY WHOM AND THE MANNER IN WHICH THE PROXY IS BEING SOLICITED

  The enclosed proxy is solicited by and on behalf of the Board. The expense of soliciting proxies for this meeting, including the cost of mailing, will be borne by the Company. The Company will request persons holding stock in their name or custody on behalf of others, or as nominees, to send proxy materials to their principals requesting authority to sign the proxies. The Company will reimburse such persons for their expense in so doing.

  If necessary to assure sufficient representation at the meeting, employees of the Company, at no additional compensation, will request the return of proxies personally or by telephone or facsimile. The extent to which this will be necessary depends on how promptly proxies are received. Shareholders are urged to send in their proxies without delay. The Board has no knowledge or information that any other person will specifically engage any employees to solicit proxies.

VOTING SECURITIES OUTSTANDING

  The only class of outstanding voting securities of the Company is the Company's $.01 par value Common Stock ("Common Stock"). At February 23, 1996 there were outstanding and entitled to vote 83,972,743 shares of Common Stock. Only shareholders of record at the close of business on March 13, 1996 are entitled to vote at the Annual Meeting or any adjournment thereof.

  A majority of the outstanding shares of Common Stock present or represented will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned to a specified date not more than 90 days after adjournment so that a quorum may be present or represented.

  Every shareholder has the right to vote, in person or by proxy, one vote per share on all matters. Abstentions are counted as votes cast on proposals presented to shareholders. Broker non-votes (when a broker does not exercise discretionary voting authority for beneficial owners who have not provided voting instructions) are not counted as votes cast on the proposals presented to shareholders. Abstentions and broker non-votes are each included for purposes of determining whether a quorum is present.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  At the Annual Meeting, eleven (11) Directors will be elected who will hold office until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified. The persons named in the enclosed proxy intend to vote for the election of the eleven (11) nominees named below. Each of these nominees, except Mr. Haffner and Mr. Potter, was elected by the shareholders at the last Annual Meeting. If any nominee named below is not a candidate for election as a Director at the meeting (an event which the Board does not anticipate) the proxy will be voted for a substitute nominee, if any, designated by the Board.

  RAYMOND F. BENTELE, age 59, served as President and Chief Executive Officer of Mallinckrodt, Inc. from 1981 until his retirement in November 1992. He also served as Executive Vice President and Vice Chairman of Mallinckrodt Group Inc. from 1989 until retirement. Mr. Bentele serves as a director of Mallinckrodt Group Inc., a manufacturer of medical, specialty chemical and veterinary products; Kellwood Company, an apparel and camping goods manufacturer; and IMC Global, Inc., a producer of crop nutrient minerals. He was first elected as a Director of the Company in 1995.

  HARRY M. CORNELL, JR., age 67, is the Company's Chief Executive Officer and Chairman of the Board. He is a director of Ennis Business Forms, Inc., a business forms manufacturer, and Mercantile Bancorporation Inc. Mr. Cornell was first elected as a Director of the Company in 1958.

  ROBERT TED ENLOE, III, age 57, is President and Chief Executive Officer of Liberte Investors. He served as President of Lomas Financial Corporation from 1975 until September 1991. Mr. Enloe serves as a director of LNH REIT, Inc., a real estate lending and investments concern; Compaq Computer Corporation; SIXX Holdings, Inc., an operator of Italian restaurants; and Epikon, Inc., a developer of medical imaging systems. He was first elected as a Director of the Company in 1969.

  RICHARD T. FISHER, age 57, is Managing Director of Oppenheimer & Company. Mr. Fisher was first elected as a Director of the Company in 1972.

  DAVID S. HAFFNER, age 43, was elected Executive Vice President of the Company in 1995. He previously served the Company as Senior Vice President and President--Furniture & Automotive Components Group from 1992 to 1995 and as Vice President and President--Furniture Components Group from 1985 to 1992. Mr. Haffner was elected as a Director of the Company in August 1995.

  ROBERT A. JEFFERIES, JR., age 54, is the Senior Vice President, Mergers, Acquisitions and Strategic Planning of the Company. He previously served the Company as Senior Vice President, General Counsel and Secretary. Mr. Jefferies was first elected as a Director of the Company in 1991.

  ALEXANDER M. LEVINE, age 64, is Managing Director of Waterline Capital LLC, a venture capital investment firm. He previously served the Company as Director of International Development and later as Special Advisor. In addition, Mr. Levine serves as a director of Cross Comm Corporation, a computer networking products and services provider. He was first elected as a Director of the Company in 1989.

  RICHARD L. PEARSALL, age 67, is an independent management and business consultant, and serves on the advisory board for Wilkes-Barre, Pennsylvania area operations of Mellon Bank, N.A. He was first elected as a Director of the Company in 1983.

  DUANE W. POTTER, age 64, was elected Senior Vice President and President-- Foam Components Group in 1995. He previously served the Company as Senior Vice President and President--Bedding Components Group. Mr. Potter has been nominated to fill the vacancy on the Board which will occur as the result of the retirement this year of Frank E. Ford, Jr.

  MAURICE E. PURNELL, JR., age 56, is a shareholder in the law firm of Locke Purnell Rain Harrell (A Professional Corporation). He was first elected as a Director of the Company in 1988.

  FELIX E. WRIGHT, age 60, is the Company's President and Chief Operating Officer. He was first elected as a Director of the Company in 1977.

BOARD MEETINGS AND COMMITTEES

  The Board held four (4) meetings in 1995. All Directors attended 100% of the aggregate of the Board meetings and the committees on which they served in 1995, except Mr. Bentele attended 67% and Mr. Ford, due to an illness, attended only 50% of such meetings.

  The Board has an Executive Committee, an Audit Committee and a Compensation Committee. The Board does not have a nominating committee. Non-employee Directors who serve on Board committees receive additional fees for committee participation as follows: Committee chairmen receive a $1,000 annual retainer; each committee member, including chairmen, receive an attendance fee of $500 per meeting held in conjunction with a regular Board meeting, and $1,000 per meeting for committee meetings held not in conjunction with a regular Board meeting.

  The Audit Committee consists of Messrs. Bentele, Fisher, Pearsall and Purnell. Mr. Purnell is Chairman. The Audit Committee is responsible for recommending to the Board the selection of independent auditors, reviewing auditors' compensation, reviewing the coordination between the independent auditors and the Company's internal audit staff, reviewing the scope and procedures of the internal audit work, and reviewing the results of the independent audit and accounting policies with the independent auditors and management personnel. The Audit Committee held four (4) meetings in 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee consists of Messrs. Enloe, Fisher, Ford, and Pearsall. Mr. Enloe is Chairman. The Compensation Committee is responsible for executive compensation policies and approving compensation payable to the Executive Officers of the Company. The Compensation Committee held two (2) meetings in 1995.

  Prior to his retirement in 1981, Mr. Ford, a member of the Compensation Committee, served as a Senior Vice President of the Company.

OTHER

  The vote of a plurality of the shares present and voting at the Annual Meeting will be required for the election of Directors.

  THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

                                 PROPOSAL TWO

             RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

  Upon recommendation of the Audit Committee, the Board has selected Price Waterhouse as the Company's independent accountants for the fiscal year ending December 31, 1996. Price Waterhouse has been engaged as the Company's independent accountants for each year beginning with the year ended December 31, 1991.

  It is expected that representatives of Price Waterhouse will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will also be available to respond to questions raised at the meeting or submitted to them in writing before the meeting.

  THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE SELECTION OF PRICE WATERHOUSE.

              INFORMATION TO ASSIST IN EVALUATING BOARD PROPOSALS

  To assist our shareholders in evaluating the proposals presented by the Board to be voted on at the 1996 Annual Meeting, the following information about the Company and its Directors and Executive Officers is provided.

                         LEGGETT & PLATT, INCORPORATED
                         COMMON STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total return to shareholders on the Company's Common Stock over the five years ended December 31, 1995 to the returns on the New York Stock Exchange's Composite Index and a group of peer companies in a Household Furniture Index prepared and published by Media General Financial Services of Richmond, Virginia (the "Peer Group"). Additional information concerning the long-term performance of the Company can be found in the Annual Report to Shareholders which accompanies this Proxy Statement.

                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
           AMONG LEGGETT & PLATT INCORPORATED, NYSE AND PEER GROUP

Measurement Period           LEGGETT & PLATT
(Fiscal Year Covered)        INCORPORATED       NYSE       PEER GROUP
- -------------------          ---------------  ---------    ----------
Measurement Pt-
12/31/90                     $100             $100         $100
FYE 12/31/91                 $147.39          $129.41      $140.25
FYE 12/31/92                 $269.64          $135.50      $193.25
FYE 12/31/93                 $401.93          $153.85      $255.51
FYE 12/31/94                 $285.95          $150.86      $185.46
FYE 12/31/95                 $403.14          $195.61      $231.97

  The comparison assumes separate $100 investments were made on January 1, 1991 in Company Common Stock, the NYSE Composite Index and the Peer Group and that all dividends during the period have been reinvested. Returns are at December 31 of each year. The impact of income taxes is not reflected. The Peer Group consists of 20 companies in the household furniture industry selected, prepared and published by Media General Financial Services. This index is available by contacting the Company's Investor Relations Department, Attention: J. Richard Calhoon, Vice President--Investor Relations (800-888-4569).

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee (the "Committee") of the Company's Board establishes executive compensation policies and approves compensation (including stock awards and stock options) relating to the Executive Officers of the Company. The Committee presently consists of four independent non-employee Directors: Messrs. Enloe, Fisher, Ford, and Pearsall. Mr. Enloe is Chairman.

  Set out below is a report of the Committee concerning its compensation policies applicable to the Company's Executive Officers.

BASIC PRINCIPLES

  Compensation of Company executives is designed to attract, retain and motivate high quality managers and policy makers while at the same time aligning the interests of the Company's executives with the interests of the shareholders. Ownership of Common Stock by Executive Officers and other managers is strongly encouraged because it focuses the Company's executives on the importance of maximizing shareholder value. Executive compensation is based both on the individual contribution of the executive and Company performance. These basic principles are implemented as described below.

  Salary. The Committee annually reviews the Executive Officers' salaries and, if warranted, approves management recommended changes. Management recommendations are made by the Chief Executive Officer and the President and are developed in consultation with the Company's Human Resources Department. Merit increase guidelines are prepared annually by Company management, approved by the Compensation Committee and apply to Company managers generally. The Committee's review of management recommendations, although largely subjective and informal, takes into consideration the Company's performance over the preceding year and each executive's individual performance and contribution related to the executive's particular business unit or function and its contribution to overall Company performance. The Committee believes the Company's executives' salaries have generally been set at conservative levels given the experience, length of service, skills and performance of the executives.

  In 1995 management recommended that Mr. Cornell receive an increase consistent with the Company's 1995 merit increase guidelines for excellent performance. Accordingly, Mr. Cornell received a 6.5% salary increase in April 1995. Approval of the increase was based primarily on the Company's performance in 1994. For the year ended December 31, 1994 the Company experienced record net earnings of $1.39 per share, representing an increase of 33% over 1993. For the same period, the Company's sales increased 22% from $1.53 billion to $1.86 billion. The Company's return on average equity for 1994 was 20.2%.

  Mr. Cornell's vision and leadership were instrumental in the Company's success in 1994. His long years of experience in the industry also provide the Company with a unique reservoir of knowledge and expertise and a solid foundation upon which to grow the Company in the future. Given the Company's 1994 and long-term performance and the extensive experience and industry knowledge which Mr. Cornell brings to his position, the Committee believes his salary is conservative.

  Employment contracts with certain Executive Officers, including Mr. Cornell, are described in this Proxy Statement under Change-in-Control Arrangements and Employment Contracts. Under these agreements annual percentage increases in salary must be at least equal to the percentage increases over the previous year (to the extent not attributable to additional responsibilities) of the five highest paid executives other than the Executive Officer in question and the Chief Executive Officer. This contractual provision did not affect the salary increase approved for Mr. Cornell in 1995.

  Bonuses. Bonuses may be awarded under the Company's long-standing Key Management Incentive Compensation Plan (the "Bonus Plan"). All Bonus Plan bonuses (except for a 10% discretionary portion) are directly tied to a pre-established formula. The formula is based on (i) after-tax returns on the Company's adjusted average equity ("ROAAE") and (ii) EBIT (earnings before interest and taxes) returns on adjusted net assets ("ROANA"). ROAAE and ROANA are given equal weight in the formula.

  The total bonus pool under the Bonus Plan may not exceed 4% of EBIT. The size of each participant's bonus is determined by applying the bonus formula to a percentage of the participant's salary (the "target percentage"). Target percentages for the Executive Officers appearing in the Summary Compensation Table were established several years ago. If threshold ROAAE and ROANA levels are met, a portion of the applicable target percentage becomes payable. This portion increases as the returns increase above the thresholds. The bonus may be greater than 100% of the target percentage, subject to the overall limit on Bonus Plan bonuses.

  Mr. Cornell's target percentage is 60% of his salary. This target percentage has not changed in 17 years. His bonus is determined by the application of the bonus formula in the same manner as other bonuses are determined.

  In 1995 thresholds were exceeded and total Bonus Plan bonuses represented 3.64% of EBIT. In 1994 and 1993 Bonus Plan bonuses represented 3.57% and 2.97% of EBIT, respectively. Thresholds and performance criteria in 1995 were the same as in 1993 and 1994 and are anticipated to be the same in 1996.

  Stock Options. Options to purchase the Company's Common Stock tie the interests of the Company executives directly to the performance of the Company's Common Stock. Stock options represent a significant portion of the overall compensation package of each Executive Officer and a large group of other Company managers. Only through enhancing shareholder wealth will the Company's Executive Officers and other managers receive the full potential of this important part of their compensation package. Approximately 860 employees, including Executive Officers, presently hold stock options.

  Other Stock-Based Compensation. In addition to stock options, the Company employs other compensation plans which encourage executive ownership of Company Common Stock. Under various stock purchase plans, Executive Officers and over 5,100 other employees make significant contributions of their own funds toward the purchase of Common Stock.

  All of the Company's Executive Officers, except Mr. Cornell, participate in the Company's Executive Stock Purchase Program ("ESPP"). The purpose of the ESPP is to assist Company management employees in saving for their retirement while building a long-term stake in the Company.

  Under the ESPP, the Company grants cash awards in the amount of 50% of an executive's "Eligible Contributions" to the Company's Discount Stock Plan (the "Discount Plan"), plus an additional amount which is withheld to pay a portion of the executive's federal and state taxes attributable to the cash awards ("tax offset bonus"). The Discount Plan is a plan qualified under Section 423 of the Internal Revenue Code ("IRC") under which employees may purchase Company Common Stock at a discount. "Eligible Contributions" are contributions made by the executive to the Discount Plan up to 5.7% of his compensation above his compensation base (in most cases $21,083). In addition, the ESPP provides for an additional cash award equal to 50% of Eligible Contributions plus a tax offset bonus if performance criteria are met for the year in question. The performance criteria in 1995 was 12.5% return on average equity, which was the same as the goal in 1993 and 1994. The performance goal was met in 1995.

  Due to provisions in the IRC, Mr. Cornell is precluded from participating in the ESPP. Certain other Executive Officers may participate only partially in the ESPP. For this reason Mr. Cornell and certain other Executive Officers have entered into stock award agreements under the Company's 1989 Flexible Stock Plan. Under the agreements, Mr. Cornell and the other Executive Officers receive stock awards which are designed to be substantially similar in effect to participation in the ESPP.

OTHER MATTERS

  Due to limitations imposed by the IRC, Mr. Cornell and other Executive Officers have been unable for several years to fully participate in the Company's tax qualified Retirement Plan. For this reason the Committee approved payments to Mr. Cornell and other Executive Officers in 1995 to compensate them for the reductions (through 1995) of their retirement benefits resulting from their inability to fully participate in the Retirement Plan.

  Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to any of the Company's Chief Executive Officer and four other most highly compensated Executive Officers. Certain performance based compensation, however, is specifically exempt from the deduction limit. No Executive Officer of the Company received compensation in 1995 which exceeded the $1 million threshold. However, this threshold may be exceeded in the future. Although no formal policy has been adopted, the Committee continues to monitor the situation.

                            R. Ted Enloe, III (Chairman)
                            Richard T. Fisher
                            Frank E. Ford, Jr.
                            Richard L. Pearsall

                  EXECUTIVE COMPENSATION AND RELATED MATTERS

  The following table sets forth a summary of certain compensation provided to the Company's five most highly compensated Executive Officers for each of the three years in the period ending December 31, 1995.

                          SUMMARY COMPENSATION TABLE

                                                               LONG-TERM
                                   ANNUAL COMPENSATION        COMPENSATION
                              ------------------------------  ------------
  NAME AND PRINCIPAL                            OTHER ANNUAL     AWARDS         ALL OTHER
       POSITION          YEAR  SALARY   BONUS   COMPENSATION   OPTIONS(#)  COMPENSATION ($)(6)
  ------------------     ---- -------- -------- ------------  ------------ -------------------
Harry M. Cornell, Jr. .  1995 $534,115 $539,460        -0-          -0-         $162,210
 Chairman of the Board   1994 $501,923 $461,776        -0-       49,966         $143,174
 and Chief Executive     1993 $472,731 $340,864   $421,485(1)       -0-         $117,892
 Officer

David S. Haffner.......  1995 $273,019 $190,476        -0-        7,210(2)      $ 52,004
 Executive Vice          1994 $229,615 $142,692        -0-       39,568(2)      $ 45,377
 President and           1993 $186,269 $102,426        -0-          -0-         $ 25,978
 Director

Robert A. Jefferies, Jr. 1995 $282,808 $190,476        -0-       17,974(3)      $ 54,113
 Senior Vice President,  1994 $260,615 $159,693        -0-       26,458(3)      $ 49,858
 Mergers, Acquisitions   1993 $241,154 $115,766        -0-          -0-         $ 34,859
 and Strategic Planning
 and Director

Duane W. Potter........  1995 $278,348 $190,476        -0-        1,874(4)      $ 72,662
 Senior Vice President   1994 $253,655 $156,403        -0-       24,318(4)      $ 62,402
 and President--Foam     1993 $238,154 $115,766        -0-          -0-         $ 38,754
 Components Group

Felix E. Wright........  1995 $424,923 $357,976        -0-       16,666(5)      $123,716
 President and Chief     1994 $393,597 $303,600        -0-       94,042(5)      $106,028
 Operating Officer and   1993 $360,596 $217,358        -0-          -0-         $ 75,909
 Director

- ---------------------
(1) This payment was primarily intended to reimburse Mr. Cornell for a portion of substantial income tax liabilities incurred as a result of his purchase of Common Stock under nonqualified stock options. In exercising its discretion and awarding the cash payment, the Compensation Committee took into consideration the performance of the Company since the stock options were granted.
(2) 1995 includes stock options for 7,210 shares awarded Mr. Haffner in lieu of $100,000 of 1995 salary. 1994 includes stock options for 14,346 shares and 10,286 shares awarded in lieu of $215,000 of 1994 salary and $142,692 of 1994 bonus. (The salary and bonus foregone is also shown in the "Salary" and "Bonus" columns.)
(3) 1995 includes stock options for 9,372 shares and 8,602 shares awarded Mr. Jefferies in lieu of $130,000 of 1995 salary and $160,000 of 1995 bonus. 1994 includes stock options for 11,512 shares awarded in lieu of $159,693 of 1994 bonus. (The salary and bonus foregone is also shown in the "Salary" and "Bonus" columns.)
(4) 1995 includes stock options for 1,874 shares awarded Mr. Potter in lieu of $26,000 of 1995 salary. 1994 includes stock options for 9,372 shares awarded in lieu of $130,000 of 1994 bonus. (The salary and bonus foregone is also shown in the "Salary" and "Bonus" columns.)
(5) 1995 includes stock options for 16,666 shares awarded Mr. Wright in lieu of $310,000 of 1995 bonus. 1994 includes stock options for 21,888 shares awarded in lieu of $303,600 of 1994 bonus. (The bonus foregone is also shown in the "Bonus" column.)

(6) The majority of All Other Compensation represents awards under the Company's Executive Stock Purchase Program ("ESPP") and Flexible Stock Plan which replace retirement benefits not available to the Executive Officers under the Company's tax qualified defined contribution plan. The amounts disclosed for 1995 include: split-dollar life insurance premiums (Cornell--$1,251, Wright--$487); disability insurance premiums (Haffner-- $2,776, Jefferies--$3,941, Potter--$7,836, Wright--$6,900); ESPP and stock awards (Cornell--$137,317, Haffner--$49,226, Jefferies--$47,287, Potter-- $56,142, Wright--$104,382); and payments made to compensate for reductions in retirement benefits resulting from inability to fully participate in the Company's tax qualified defined benefit retirement plan (Cornell-- $23,437, Jefferies--$2,661, Potter--$7,963, Wright--$11,249).

STOCK OPTION INFORMATION

  The following table provides information concerning stock options granted during the year ended December 31, 1995 to the five Executive Officers named above. All of the options listed below are exercisable on or before December 31, 1996.

                             OPTION GRANTS IN 1995

                                                                            POTENTIAL REALIZABLE VALUE
                                    % OF TOTAL                                          AT
                                     OPTIONS            MARKET               ASSUMED ANNUAL RATES OF
                                    GRANTED TO EXERCISE  PRICE               STOCK PRICE APPRECIATION
                         OPTIONS    EMPLOYEES   PRICE   ON DATE                FOR OPTION TERM (1)
                         GRANTED    IN FISCAL   ($ PER    OF    EXPIRATION ----------------------------
NAME                       (#)         YEAR     SHARE)   GRANT     DATE       0%       5%       10%
- ----                     -------    ---------- -------- ------- ---------- -------- -------- ----------
Cornell................. 49,966       14.7%    $11.375  $17.25   01/02/00  $293,550 $531,681 $  819,757
Haffner.................  8,518        7.6%    $ 6.281  $17.25   01/02/00  $ 93,431 $134,027 $  183,137
                          6,418                $11.375  $17.25   01/02/00  $ 37,706 $ 68,293 $  105,296
                         10,752(2)             $  .01   $21.875  12/29/10  $235,092 $488,856 $  982,381
Jefferies............... 14,946        7.6%    $11.375  $17.25   01/02/00  $ 87,808 $159,038 $  245,209
                          8,602(3)             $  .01   $21.875  12/29/10  $188,083 $391,103 $  785,942
                          2,150(4)             $  .01   $21.875  12/29/10  $ 47,010 $ 97,753 $  196,440
Potter.................. 14,946        4.4%    $11.375  $17.25   01/02/00   $87,808 $159,038 $  245,209
Wright.................. 39,698       26.2%    $ 6.281  $17.25   01/02/00  $435,435 $624,630 $  853,507
                         32,456                $11.375  $17.25   01/02/00  $190,679 $345,360 $  532,483
                         16,666(5)             $  .01   $21.875  12/29/10  $364,402 $757,746 $1,522,727

- ---------------------
(1) These dollar amounts represent a hypothetical increase in the price of the Common Stock from the date of option grant until their expiration date at the rate of 0%, 5% and 10% per annum compounded.
(2)Stock option grant in lieu of 1996 salary.
(3)Stock option grant in lieu of 1995 bonus.
(4)Stock option grant in lieu of 1996 salary.
(5)Stock option grant in lieu of 1995 bonus.

  The table below provides information concerning stock options exercised during the year ended December 31, 1995 by the five named Executive Officers and stock options held by them as of December 31, 1995.

        AGGREGATED OPTION EXERCISES IN 1995 AND 12/31/95 OPTION VALUES

                                                                        VALUE OF UNEXERCISED IN-
                                                NUMBER OF UNEXERCISED     THE-MONEY OPTIONS AT
                           SHARES                OPTIONS AT 12/31/95            12/31/95
                          ACQUIRED    VALUE   ------------------------- -------------------------
NAME                     IN EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                     ----------- -------- ----------- ------------- ----------- -------------
H. Cornell, Jr..........   13,500    $264,515   156,322         -0-     $2,085,771         -0-
D. Haffner..............   17,580    $217,553   109,578      10,752     $2,032,657    $260,628
R. Jefferies, Jr........    1,500    $ 27,938   118,338      10,752     $1,942,519    $260,628
D. Potter...............    3,962    $ 68,563   109,704         -0-     $1,770,469         -0-
F. Wright...............    7,000    $101,904   210,842      16,666     $3,420,438    $403,984

RETIREMENT PLAN

  The Company has a voluntary, tax qualified, defined benefit pension plan (the "Retirement Plan"). The Retirement Plan requires a contribution from participating employees of 2% of base salary. Employees are not allowed to discontinue contributions to the Retirement Plan while still in the employ of the Company. Normal retirement benefits are equal to 1% of the employee's career average earnings times the number of years the employee was a participant in the Retirement Plan. Earnings for purposes of the Retirement Plan include only salary or wages. Benefits for participants in the Retirement Plan at December 31, 1985 attributable to service prior to January 1, 1986 have been increased by 50%.

  The estimated annual benefits payable upon retirement at normal retirement age are listed below for the named Executive Officers.

                                                               PROJECTED ANNUAL
   EXECUTIVE OFFICER                                          RETIREMENT BENEFIT
   -----------------                                          ------------------
   Harry M. Cornell, Jr. ....................................      $60,888
   David S. Haffner..........................................      $54,141
   Robert A. Jefferies, Jr. .................................      $43,371
   Duane W. Potter...........................................      $29,800
   Felix E. Wright...........................................      $52,491

  As described below Mr. Cornell is entitled to supplemental pension payments. If Mr. Cornell retired at December 31, 1996, his estimated annual supplemental pension payment would be $541,132. The annual pension payment is based upon 63% of the average of Mr. Cornell's highest consecutive five-year earnings.

CHANGE-IN-CONTROL ARRANGEMENTS AND EMPLOYMENT CONTRACTS

  Messrs. Cornell, Jefferies and Wright are parties to severance benefit agreements and employment agreements with the Company. The severance benefit agreements have no fixed expiration dates. Subject to certain provisions which allow earlier termination in the event of total disability and for cause, the employment agreements expire on: December 31, 1998, December 31, 2006, and December 31, 2000, respectively. Under all employment agreements, compensation levels are at the discretion of the Company's Compensation Committee subject to the provision that annual percentage increases in salary must be at least equal to percentage increases over the previous year (to the extent increases were not attributable to additional responsibilities) of the salaries of the Company's five highest paid executives other than the executive and the Company's Chief Executive Officer.

  Mr. Cornell is entitled to a supplemental pension upon termination of employment in addition to the pension he is entitled to under the Retirement Plan. The supplemental pension will be for life or 15 years, whichever is longer. Annual pension payments are based on the average of Mr. Cornell's highest consecutive five-year earnings ("Average Earnings"). These payments are currently 62% of Average Earnings (less amounts received from social security) and will increase 1% per year up to a maximum of 65% when Mr. Cornell reaches age 70. While Mr. Cornell receives supplemental pension payments, the Company will provide him and his dependents with life, hospitalization and major medical insurance equivalent to the coverage provided immediately prior to the termination of his employment.

  If either Mr. Jefferies or Mr. Wright is terminated without cause, each is entitled to continue to receive his total compensation at the time of his termination until the earlier of five years after termination or December 31, 2006, in the case of Mr. Jefferies, and December 31, 2000, in the case of Mr. Wright.

  Mr. Cornell, Mr. Jefferies, and Mr. Wright may, under certain circumstances, elect to terminate their employment and enter into two-year consulting agreements within 120 days after termination of employment. These circumstances include change-in-control related events. Under these consulting agreements, the executive will be paid for consulting services in amounts equal to 100% for the first year and 75% for the second year of his total cash compensation in the year immediately preceding his termination.

  The severance benefit agreements entitle the covered executives to severance benefits if, during any 36-month period following a change-in-control of the Company, (i) the executive's employment is terminated by the Company (except for cause or disability), or (ii) the executive terminates his employment for "good reason." The severance benefits include the payment in 36 monthly installments of an amount equal to three times the executive's annual salary plus bonus. The severance benefits also include participation in certain fringe benefits, the immediate vesting of stock options, and the purchase by the Company of all Common Stock offered by the executive to the Company. All amounts received by the executive as cash compensation from a new full time job will reduce the cash severance payments dollar for dollar. Similarly, any fringe benefits the executive receives from his new job will reduce any fringe benefits the Company is then providing. However, the executive is not required to mitigate the severance benefits he obtains.

  The agreements further provide that within one year following a change-in-control opposed by a majority of the Directors, the executive may elect to terminate his employment for any reason and receive, in lieu of the benefits described above, a lump sum payment equal to 75% of the executive's cash compensation preceding the year of termination and certain fringe benefits for one year.

  If Mr. Cornell, Mr. Jefferies or Mr. Wright elects to take the severance benefits provided, he will forfeit his right to enter into the two-year consulting agreement with the Company described above.

DIRECTOR COMPENSATION

  Under present arrangements, non-employee members of the Board receive a retainer of $18,000 per year and a fee of $2,500 for attending each regular or special meeting of the Board. Each employee-director receives an annual retainer of $3,000. Non-employee Directors who serve on Board committees receive additional fees for committee participation. Committee chairmen receive a $1,000 annual retainer. Each committee member, including chairmen, receive an attendance fee of $500 for each meeting held in conjunction with a regular Board meeting and $1,000 for each meeting held not in conjunction with a regular Board meeting.

RELATED TRANSACTIONS

  In 1995 Mr. Cornell leased to the Company, on a month-to-month tenancy basis, certain real estate located in Keystone, Colorado for $1,925 per month.

  Locke Purnell Rain Harrell (A Professional Corporation) performed legal services for the Company in 1995, and it is anticipated that Locke Purnell Rain Harrell will perform legal services for the Company in 1996. Mr. Purnell is a shareholder in Locke Purnell Rain Harrell.

  Set out below are purchases by the Company of shares of its Common Stock from Mr. Pearsall and Mr. Potter. All purchases were at then prevailing market prices for such stock.

                                                                          PRICE
                                                         SHARES  DATE OF   PER
      NAME                                                SOLD    SALE    SHARE
      ----                                               ------- ------- -------
      Richard Pearsall.................................. 10,000*  4/4/95 $21.56*
                                                         10,000*  4/7/95 $21.06*
      Duane Potter......................................  6,000* 7/10/95 $22.94*
                                                         20,000  11/9/95 $26.50

- ---------------------
*  Adjusted to reflect a 2-for-1 stock split distributed on September 15, 1995

                           OWNERSHIP OF COMMON STOCK

  The table below sets forth the beneficial ownership of Common Stock on February 23, 1996 by the Company's Directors, the five most highly compensated Executive Officers, and all Directors and Executive Officers as a group.

                                                            COMMON STOCK
                                                        -----------------------
                                                        BENEFICIALLY     % OF
           DIRECTORS AND EXECUTIVE OFFICERS               OWNED(1)     CLASS(2)
           --------------------------------             ------------   --------
Raymond F. Bentele, Director..........................       2,000       --
Harry M. Cornell, Jr., Chairman of the Board and Chief
 Executive Officer....................................   2,667,700       3.2%
R. Ted Enloe, III, Director...........................       2,000       --
Richard T. Fisher, Director...........................      52,400        .1%
Frank E. Ford, Jr., Director..........................     427,102        .5%
David S. Haffner, Executive Vice President and
 Director.............................................     307,289        .4%
Robert A. Jefferies, Jr., Senior Vice President,
 Mergers, Acquisitions and Strategic Planning and
 Director.............................................     331,488        .4%
Alexander M. Levine, Director.........................     818,953(3)    1.0%
Richard L. Pearsall, Director.........................     498,400        .6%
Duane W. Potter, Senior Vice President and President--
 Foam Components Group and Nominee for Director.......     309,266        .4%
Maurice E. Purnell, Jr., Director.....................       5,000       --
Felix E. Wright, President and Chief Operating Officer
 and Director.........................................   1,156,663       1.4%
All Executive Officers and Directors as a Group (15
 Persons).............................................   6,933,676       8.3%
In addition, Herbert C. Casteel and Jack B. Morris,
 Advisory Directors of the Company, beneficially own
 69,380 and 1,976,496 shares, respectively, of Common
 Stock which represents .1% and 2.4%, respectively, of
 the total outstanding Common Stock.

- ---------------------
(1) The shares shown above as beneficially owned include those shares the following persons have the right to acquire within 60 days from February 23, 1996 by way of option exercise: Mr. Cornell--156,322; Mr. Haffner-- 109,578; Mr. Jefferies--118,338; Mr. Levine--4,000; Mr. Potter--109,704;
    Mr. Wright--210,842; and all Executive Officers and Directors as a Group-- 872,286.
(2)Beneficial ownership of less than .1% of the class is not shown.
(3) Mr. Levine is a co-trustee for a trust which holds 233,648 shares. He shares voting and investment power of these shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The Company knows of no beneficial owner of more than 5% of its Common Stock, except as set out below.

                  NAME AND ADDRESS OF              AMOUNT AND NATURE OF PERCENT
                    BENEFICIAL OWNER               BENEFICIAL OWNERSHIP OF CLASS
                  -------------------              -------------------- --------
      FMR Corp....................................      10,918,600(1)    12.8%
       82 Devonshire Street
       Boston, MA 02109

- ---------------------
(1) FMR Corp. has sole dispositive power with respect to 10,918,600 shares and sole voting power with respect to 20,000 shares. This information is based on Amendment No. 1 to Schedule 13G of FMR Corp. dated February 14, 1996.

  In addition, the Company's Stock Purchase/Stock Bonus Plan, Retirement Plan and Executive Stock Purchase Program hold in the aggregate approximately 4,840,000 shares, or approximately 5.7%, of the outstanding Common Stock.

                             SHAREHOLDER PROPOSAL

  The Company has been notified by United States Trust Company, 40 Court Street, Boston, Massachusetts (owner of 398,215 shares), Sierra Club Legal Defense Fund, Inc., 180 Montgomery Street, Suite 1400, San Francisco, California (owner of 330 shares), Jessie Smith Noyes Foundation, 6 East 39th Street, 12th Floor, New York, New York (owner of 10,000 shares) that they intend to propose the following resolution at the Annual Meeting. The proposed resolution and supporting statement are as follows:

                        PUBLIC ENVIRONMENTAL REPORTING

Whereas We Believe:

  Responsible implementation of a sound, credible environmental policy increases long-term shareholder value by raising efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

  Adherence to public standards for environmental performance gives a company greater public credibility than following standards created by industry alone. For maximum credibility and usefulness, such standards should reflect what investors and other stakeholders want to know about the environmental records of their companies;

  Companies are increasingly being expected by investors to do meaningful, regular, comprehensive and impartial environmental reports. These help investors and the public to understand environmental progress and problems. Uniform standards for environmental reports permit comparisons of performance over time. They also attract new capital from investors seeking investments which are environmentally responsible and responsive, and which minimize risk of environmental liability.

Whereas:

  The Coalition for Environmentally Responsible Economics (CERES)--which comprises shareholders of this company, public interest representatives, and environmental experts--consulted with corporations to produce the CERES Principles as comprehensive public standards for both environmental performance and reporting. Over 90 companies, including Sun [Oil], General Motors, H.B. Fuller and Polaroid, have endorsed these principles to demonstrate their commitment to public environmental accountability. Fortune-500 endorsers say that benefits of working with CERES are public credibility; "value-added' for the company's environmental initiatives; and advancement for the company's own environmental program.

  In endorsing the CERES Principles, a company commits to work toward:

    1. Protection of the biosphere                6. Safe products and
    2. Sustainable natural resource use          services
    3. Waste reduction and disposal               7. Environmental restoration
    4. Energy conservation                        8. Informing the public
    5. Risk reduction                             9. Management commitment
                                                 10. Audits and reports

  [Full text of the CERES Principles and accompanying CERES Report Form obtainable from CERES, 711 Atlantic Avenue, Boston, MA 02110, tel: 617-451-0927].

Resolved:

  Shareholders request the company to prepare a report (at reasonable cost and omitting proprietary information) describing company programs, progress and future plans relative to the environment and the CERES Principles, and using the standard CERES Report Form as a guide.

                             SUPPORTING STATEMENT

  Leggett & Platt shareholders, in evaluating the company's continued financial prospects, need to receive the best possible information on the company's performance, including its environmental performance. Leggett & Platt's public reports to the Toxic Release Inventory (TRI) indicate that the firm's toxic emissions have been increasing in recent years, contrary to general trends in manufacturing. Moreover, the company continues to be listed among the top 100 emitters of carcinogens in the United States. Because Leggett & Platt has not responded to our inquiry about these matters, we as shareholders cannot fully assess the impact of the firm's environmental management. It is imperative that management address this gap in its public reporting and respond proactively to increased demands by shareholders for better environmental accountability. Shareholders are asked to vote FOR this resolution to ensure that our company's environmental policies and practices adhere to standards upheld by management and stakeholders alike.

                     THE COMPANY'S STATEMENT IN OPPOSITION

  The Company takes environmental issues seriously and is committed to a clean and safe environment. The Company's operations are expected to comply with or exceed local, state and federal standards and reporting requirements. These standards have been set through public participation (including the Company's stakeholders) in the government regulation process. The Company answers inquiries from shareholders regarding environmental issues, including inquiries from the shareholders submitting this proposal, provided such information is reasonably available and does not involve proprietary or confidential information.

  The Company strives to improve the environmental quality of its operations. In many of the Company's operations, the Company purchases recycled materials as a basic raw material. The Company seeks methods to reduce or eliminate use and generation of hazardous materials and wastes. The Company performs environmental audits of its facilities to ensure compliance with environmental laws and Company policies.

  The Board of Directors believes that implementation of the proposal would burden the Company and its shareholders with additional requirements and costs while not providing any greater environmental protection than already exists.

VOTE REQUIRED FOR APPROVAL

  The affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal and represented in person or by proxy is required for approval.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

                     COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's Directors and Executive Officers to file reports of ownership and changes in ownership of the Company's equity securities with the Securities and Exchange Commission. The Exchange Act also requires the Company to identify in its Proxy Statement those individuals for whom a required report was not filed in a timely manner. Mr. Enloe, a Director of the Company, inadvertently failed to file one report in a timely manner. His purchase of 1,000 shares of the Company's Common Stock in February 1995 was not reported until March 28, 1995.

                                FINANCIAL DATA

  The Company's Annual Report containing financial statements of the Company for the year ended December 31, 1995 has been enclosed in the same mailing with this Proxy Statement.

                          1997 SHAREHOLDER PROPOSALS

  If a shareholder intends to present a proposal at the 1997 Annual Meeting of Shareholders, such proposal must be received at the Company's Corporate Office no later than December 2, 1996 to be eligible for inclusion in the Company's Proxy Statement and proxy related to that meeting. If not received by such date, Director nominations and other shareholder proposals may be brought before the 1997 Annual Meeting (although excluded from the Company's Proxy Statement and form of proxy relating to that meeting) only if submitted in writing in accordance with Article I, Section 1.2 or, in the case of nominations for Director, Article 2, Section 2.1, of the Company's Bylaws.

                                 OTHER MATTERS

  The Board does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly brought before the meeting by the Board or any shareholder, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their judgment on such matters. The enclosed proxy confers discretionary authority to take action with respect to any additional matters which may come before the meeting.

  Even if you expect to be personally present at the meeting, the Board hopes that you will indicate your vote on the various proposals, date and sign the enclosed proxy, and return it promptly to the Company in the envelope provided to assure that your shares are voted in the event you are unavoidably absent.

                                          By Order of the Board of Directors

                                          Ernest C. Jett
                                          Secretary

Carthage, Missouri
April 1, 1996

                         LEGGETT & PLATT, INCORPORATED


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Harry M. Cornell, Jr., Michael A. Glauber and Ernest C. Jett, or any one of them, with full power of substitution, attorneys of the undersigned to vote the shares of stock which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Shareholders of Leggett & Platt, Incorporated, to be held at the Company's Corporate Headquarters, No. 1 -- Leggett Road, Carthage, Missouri, on Wednesday, May 15, 1996, at 10:00 a.m., local time, and at any adjournment thereof.






                 (Continued and to be signed on reverse side)








                           . FOLD AND DETACH HERE .


NOTE: UNLESS OTHERWISE INDICATED, THIS PROXY SHALL BE DEEMED TO GRANT AUTHORITY TO             Please mark   -----
VOTE FOR PROPOSALS 1 AND 2 BELOW, INCLUDING THE ELECTION OF DIRECTORS, AGAINST                 your votes as | X |
PROPOSAL 3 BELOW, AND IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY                         indicated in  -----
PROPERLY COME BEFORE THE MEETING.                                                              this example



(1) ELECTION OF DIRECTORS       (R. BENTELE; H. CORNELL, JR.; R. ENLOE, III; R. FISHER; D. HAFFNER; R. JEFFERIES, JR.;
                                 A. LEVINE; D. POTTER; R. PEARSALL; M. PURNELL, JR.; AND F. WRIGHT)
    FOR ALL       WITHHOLD
    NOMINEES      AUTHORITY     (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name
 (except those)                  on the space provided below.)
    listed)
     -----          -----       -------------------------------------------------------------------------------------------------
     |   |          |   |                 The Board of Directors recommends a vote FOR all director nominees listed.
     -----          -----



(2) Proposal to ratify the selection of Price Waterhouse as     (3) Proposal by individual shareholders requesting that the Board
    the Company's independent accountants for the Fiscal            of Directors prepare a report describing the Company's programs,
    Year ending December 31, 1996.                                  progress and future plans concerning environmental matters.

   The Board of Directors recommends a vote FOR Proposal 2            The Board of Directors recommends a vote AGAINST Proposal 3
           FOR        AGAINST       ABSTAIN                                     FOR           AGAINST           ABSTAIN
         ------       ------        ------                                    ------          ------            ------
         |    |       |    |        |    |                                    |    |          |    |            |    |
         ------       ------        ------                                    ------          ------            ------

                                                         __________
                                                                   | Please sign exactly as your name appears on this proxy. If
                                                                   | stock is jointly owned, both parties must sign. Fiduciaries
                                                                   | and representatives should so indicate when signing and when more than one is named a majority should sign.

                                                                     Date Signed: __________________________________________, 1996

                                                                     Signature(s): ________________________________________________

                                                                     ______________________________________________________________


                                        PLEASE SIGN, DATE AND RETURN THIS PROXY IMMEDIATELY


                                                     . FOLD AND DETACH HERE .





Dear Shareholder:

       Enclosed you will find material relative to the Company's 1996 Annual Meeting of Shareholders, which will be held on May 15, 1996, at the Company's Headquarters in Carthage, Missouri. The Notice of the Annual Meeting and Proxy Statement describe the business to be transacted at the meeting. The business includes two proposals of the Board of Directors: the election of directors and ratification of Price Waterhouse as the Company's independent accountants; and action on a shareholder proposal.

       The Board recommends that you vote "FOR" the two Board proposals and "AGAINST" the shareholder proposal.

       Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy in the accompanying envelope, which requires no postage if mailed in the United States. Your votes are important to us. We look forward to hearing from you.